Exhibit 10.1

J SQUARED PARTNERS. INC.

DBA ‘GLOBAL IR GROUP’

2931 Ridge Road

Suite 101-MB140

Rockwall, TX 75032

PROFESSIONAL SERVICES AGREEMENT

J SQUARED PARTNERS, INC. (“Consultant”) and ISORAY MEDICAL, INC. (“Client”) hereby agree that Consultant will provide investor relations services to Client on the terms set forth below (“Professional Services Agreement”) for a period of six (6) months,

1.     Effective Date. This Professional Services Agreement is effective August 15, 2018 and will automatically renew, unless notice is given per the terms in paragraph nine (9) hereof, at least sixty (60) days ahead of the expiration of the agreement.

2.     Nature and Scope of Services. Client hires Consultant to provide investor relations services (“IR Services’) on behalf of Client, including without limitation strategic counsel; editorial commentary on press releases and investor presentations; interfacing with industry analysts, investors and shareholders; advisement on Client analyst day events; conducting Client site tours; attending within reason industry conferences and investor events; and such other services as Client may request from time to time. Consultant will interface and communicate with those representatives of Client as designated from time to time by Client.

3.     Client’s Duties. Client understands that Consultant will rely upon the materiality and accuracy of the information provided by Client, including without limitation investor information, SEC filings, fiscal reports, accountings, projections, and other regulatory and financial information. Client agrees to use its best efforts to ensure the accuracy of all information provided to Consultant with the express understanding that Consultant will use such information in the performance of the IR Services, including without limitation the dissemination thereof to investors, analysts, industry trade groups, and members of the public. Client acknowledges that the accuracy of the information disseminated to Consultant is critical to the proper performance of the IR Services, and inaccurate information could impose legal liabilities on Consultant even in Consultant’s proper discharge of the IR Services. Consequently, Client agrees to defend, indemnify and hold Consultant harmless from and against any and all allegations, losses, claims, actions, demands, damages, liabilities or expenses (including attorney’s fees) arising from or relating to inaccuracies, omissions, or other deficiencies of any nature whatsoever in the information provided to Consultant.

4.     Professional Service Fees. Client agrees to pay Consultant a fixed monthly stipend of $10,000.00 (“Stipend”) for the performance of the IR Services. The Stipend does not cover costs and other charges identified in paragraph five (5) hereof. The Stipend shall be due and paid via direct deposit on the fifteenth of the month for each month or part thereof of this Professional Services Agreement, and Consultant shall deliver to Client a billing statement each month in accordance with paragraph six () for all expenses incurred hereof.

Success Fee Milestones: Client agrees to pay Consultant a “Success Fee” of $5,000.00 for each sell-side tirm that initiates research coverage on IsoRay.

Additional fees Consultant services do not include activities specifically related to “Mergers”. “Acquisitions”, “Spin-offs”, “Divestitures” or “Financing Activities” with a value in excess of S3 million. Work related to these activities will be billed incrementally at the rate of $350.00 per hour.

Should this contract be terminated by either party, all compensation will be prorated based on the termination date and paid to Consultant.

5.     Costs and Other Charges. Consultant may incur various costs and expenses in performing the IR Services. Client agrees to pay for all costs, disbursements and expenses in addition to the Stipend. The costs and expenses commonly include without limitation travel costs, hotel costs, printing, and other similar items. Consultant will seek the consent of Client before incurring any expenses in excess of $1,000.00 and all costs and expenses will be charged at Consultant’s actual cost.

6.     Billing Statements. Upon request, Consultant will send Client monthly statements for the Stipend plus additional costs incurred, if any. Each statement will be payable within 14 days of its mailing date.

7.     Termination. Either Client or Consultant may terminate this Professional Services Agreement upon thirty (30) days written notice with or without cause. Upon notification of termination of this Professional Services Agreement by Client to Consultant the “Stipend” for the thirty (30) day period will be due and payable within five (5) days. When Consultant’s services conclude, any additional charges incurred will immediately become due and payable.

8.     Disclaimer of Guarantees and Estimate of Fees. Consultant will strive to provide quality IR Services for Client. Client has not, and reasonably cannot, guarantee any particular result in the handling of Client’s matters, as the ultimate outcome of Consultant’s services are influenced by the market and other forces outside of the direct control of Consultant. Consultant will endeavor to explain the potential ramifications associated with decisions made in the course of rendering the IR Services, however, any comments concerning the outcome of any matter are expressions of Consultant’s opinion only. Consultant will strive to provide cost-effective IR Services for Client and may provide Client with estimates for extraordinary services and associated costs outside the scope of the IR Services Stipend Any estimate of such fees given by Consultant shall not be a guarantee, and actual costs may vary from estimates given.

9.     Notices. All notices and other communications called for or contemplated hereunder shall be in wnting and shall be deemed to have been duly given when delivered personally or three (3) calendar days after the dated and mailed by First Class United States Mail, postage prepaid, addressed to the parties or their successor in interest at the following address or such other addresses as the parties may designate from time to time.

If to Client:	Lori Woods IsoRay Medical, Inc 350 Hills Street Suite 106 Richland, WA 99354

If to Consultant:	Gar Jackson J Squared Partners 2931 Ridge Road Suite 101-1V1B140 Rockwall, TX 75032

10.     Entire Agreement. This Professional Services Agreement contains the entire agreement of the parties. No other agreement, statement, or promise made on or before the effective date of this Agreement will be binding on the parties.

11.     Negotiated Agreement. This Professional Services Agreement, in its final form, is the result of the combined efforts of the parties hereto and that should any provision of this Professional Services Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing this Professional Services Agreement in favor of or against any party herein but rather by construing the terms of this Professional Services Agreement fairly and reasonably in accordance with their generally accepted meaning and the purposes for which this Professional Services Agreement is made.

12.     Severability in the Event of Partial Invalidity. If any provision of this Professional Services Agreement is held in whole or in part to be unenforceable for any reason, the remainder of that provision and of the entire Professional Services Agreement will be severable and remain in effect.

13.     Modification by Subsequent Agreement. This Professional Services Agreement may be modified by subsequent agreement of the parties only by an instrument in writing signed by both of them.

14.     Counterparts. This Professional Services Agreement may be signed in counterparts, and signatures transmitted by facsimile or scanned electronic copies of the parties’ signatures are permitted and are deemed effective.

ISORAY MEDICAL, INC.

By:	/s/ Lori A. Woods
Lori Woods, Interim CEO

J SQUARED PARTNERS, INC.

By:	/s/ Gar Jackson
Gar Jackson, President

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